EXHIBIT 6
Schedule of Transactions in Shares
Together with Exhibit 6, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 pm, New York City time, on June 23, 2020. All such transactions were purchases effected in the open market, and the table includes commissions paid in per unit prices.

Cardtronics plc
Transaction Date	Transaction	Security	Shares Bought	Unit Cost
5/15/2020	Buy	Ordinary Shares	39,023	$18.94[1]
6/19/2020	Buy	Ordinary Shares	133,474	$23.74[2]
6/19/2020	Buy	Ordinary Shares	100	$23.24
6/23/2020	Buy	Ordinary Shares	75,350	$24.34[3]

1. The price reported in the Unit Cost column is a weighted average price. These Shares were purchased in multiple transactions through a broker-dealer at prices ranging from $18.63 to $19.05. Hudson Executive and the other Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission (the “SEC”), upon request, full information regarding the number of Shares purchased at each separate price within the ranges set forth in this footnote.
2. The price reported in the Unit Cost column is a weighted average price. These Shares were purchased in multiple transactions through a broker-dealer at prices ranging from $23.25 to $24.25. Hudson Executive and the other Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of Shares purchased at each separate price within the ranges set forth in this footnote.
3. The price reported in the Unit Cost column is a weighted average price. These Shares were purchased in multiple transactions through a broker-dealer at prices ranging from $23.92 to $24.61. Hudson Executive and the other Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of Shares purchased at each separate price within the ranges set forth in this footnote.